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                                                                       EXHIBIT 1

July 25, 2000


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re: Health & Nutrition Systems International, Inc.

Gentlemen:

This letter shall confirm that the undersigned agrees with the statements made by Health & Nutrition Systems International, Inc. in its Current Report on Form 8-K filed with the Commission as of July 25, 2000, which Current Report announced the dismissal of the undersigned as its principal independent accountant.

Very truly yours,



Butner & Kahle CPAs PA